Exhibit 99.1

KAYAK REPORTS RECORD RESULTS AND AGREES

TO ACQUISITION BY PRICELINE.COM INCORPORATED

Norwalk, CT - November 8, 2012 - KAYAK Software Corporation (NASDAQ: KYAK) today announced financial results for the third quarter ended September 30, 2012. The company also announced that it signed a definitive agreement to be acquired by priceline.com Incorporated (NASDAQ: PCLN) for $40 per share in cash and stock.

Priceline Group Acquisition of KAYAK

“Paul English and I started KAYAK eight years ago to create the best place to plan and book travel,” said Steve Hafner, KAYAK Chief Executive Officer and Cofounder. “We’re excited to join the world’s premier online travel company. The Priceline Group’s global reach and expertise will accelerate our growth and help us further develop as a company.”

“KAYAK has built a strong brand in online travel research and their track record of profitable growth is demonstrative of their popularity with consumers and value to advertisers,” said Priceline Group President and Chief Executive Officer Jeffery H. Boyd. “KAYAK also has world class technology and a tradition of innovation in building great user interfaces across multiple platforms and devices. We believe we can be helpful with KAYAK’s plans to build a global online travel brand.”

The board of directors of both companies approved the transaction, which is subject to KAYAK shareholder approval, customary closing conditions and regulatory approval. Until the transaction is closed, both companies will continue to operate independently.

Third Quarter 2012 Financial Results

In light of today’s announcement, the previously scheduled conference call to discuss third quarter 2012 financial results has been canceled.

“We generated record revenue and profits,” said Steve Hafner, KAYAK Chief Executive Officer and Cofounder. “Our investments in product development, marketing, geographic expansion and mobile applications are paying off.”

•	Revenue: $78.6 million, a 29% increase from $61.2 million in the third quarter of 2011.

•	Adjusted EBITDA: $21.1 million, a 19% increase from $17.7 million in the third quarter of 2011.

•	Net Income: $8.0 million, a 14% increase from $7.0 million in the third quarter of 2011.

•

EPS: Both GAAP and non-GAAP EPS for the third quarter of 2012 include 5.0 million additional shares compared to same period in 2011. EPS is calculated based on GAAP and non-GAAP net income divided by 42.7 million weighted average diluted shares outstanding for the third quarter of 2012 and 37.7 million weighted average diluted shares outstanding for the same period in 2011.

•	GAAP EPS: $0.19, as compared to $0.18 in the third quarter of 2011.

•	Non-GAAP EPS: $0.26, as compared to $0.26 in the third quarter of 2011. Non-GAAP earnings-per-share excludes $4.1 million in stock based compensation and $1.4 million of amortization of intangibles.

Third Quarter 2012 Operating Metrics

•

Queries: User requests for travel information processed through our websites and mobile apps. Please note that we recently revised our methodology for counting a mobile user query to be consistent with our methodology for counting website queries. This change results in lower mobile queries and higher corresponding revenues per thousand queries (RPM). Additional information regarding this change is provided in the tables below. The change has no impact on website queries.

•	We processed 302 million queries across our websites and mobile applications, a 31% increase from 231 million queries in the third quarter of 2011.

•	We processed 246 million queries on our websites, a 23% increase from the third quarter of 2011.

•	We processed 56 million queries through our mobile applications, an 87% increase from the third quarter of 2011.

•	Our applications were downloaded 3.1 million times, a 95% increase compared to the third quarter of 2011.

•	Estimated RPMs by platform: Revenue per thousand queries.

•	Total RPM was $260 compared to $265 in the third quarter of 2011, due to increased mix of mobile queries.

•	Website RPM was $305, a 2% increase from $299 in the third quarter of 2011.

•	Mobile RPM was $62, a 63% increase from $38 in the third quarter of 2011. This increase reflects both improved monetization and the refined methodology for defining queries discussed above.

•	International expansion: Revenue from non-US geographies was $17.3 million for the third quarter 2012, a 40% increase from $12.3 million in the third quarter of 2011.

About KAYAK

KAYAK strives to be the best place to plan and book travel. The company’s websites and mobile apps allow people to easily compare hundreds of travel sites at once, and give travelers choices on where to book. KAYAK operates websites in 18 countries and offers free apps for leading mobile platforms.

About the Priceline Group

The Priceline Group (NASDAQ: PCLN) is a leader in global online hotel reservations, with over 270,000 participating hotels worldwide. The Group is composed of four primary brands - Booking.com, priceline.com, Agoda.com and Rentalcars.com - and several ancillary brands. The Group provides online travel services in over 180 countries in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa. Booking.com is the number one online hotel reservation service in the world, offering over 245,000 hotels (as of November 1, 2012), and is available in 41 languages. More recent hotel counts are available on the Booking.com website. Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available, or the recently added Express DealsSM, where travelers can take advantage of hotel discounts without bidding. Agoda.com is an Asia-based online hotel reservation service that is available in 38 languages. Rentalcars.com is a multinational car hire service, offering its reservation services in over 6,000 locations. Customer support is provided in 40 languages.

Cautionary Note Regarding Forward Looking Statements:

Certain statements in this communication regarding the proposed transaction between priceline.com Incorporated (“Priceline”) and KAYAK Software Corporation (“KAYAK), the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the combined company and any other statements regarding Priceline’s or KAYAK’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, forward-looking statements). Any statements that are not statements of historical fact (including statements containing the words “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology) should also be considered forward-looking statements. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on Priceline’s or KAYAK’s results of operations or financial condition. Accordingly, actual results may differ materially from those expressed in any forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval, the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate KAYAK’s operations into those of Priceline; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or clients) may be greater than expected following the transaction; the retention of certain key employees of KAYAK may be difficult; Priceline and KAYAK are subject to intense competition and increased competition is expected in the future; the volatility of the economy; and the other factors described in Priceline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC, and KAYAK’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC. Priceline and KAYAK assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Participants in Solicitation

KAYAK, Priceline and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from KAYAK’s stockholders with respect to the transactions contemplated by that certain Merger Agreement, dated as of November 8, 2012, by and between KAYAK, Priceline and Produce Merger Sub, Inc., a wholly owned subsidiary of Priceline. Information regarding the KAYAK’s directors and executive officers is contained in KAYAK’s final prospectus for its initial public offering (File No. 333-170640), which was filed with the Securities and Exchange Commission, or the SEC, on July 20, 2012. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing KAYAK’s website at www.kayak.com and clicking on the “About” link and then clicking on the “Investor Relations” link and “SEC Filings”. As of November 8, 2012, KAYAK’s directors and officers, collectively, beneficially owned approximately 28,824,262 shares, or 70.4%, of the KAYAK’s Class A and Class B common stock, which represents 77.9% voting power. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement/Prospectus described below. Information regarding Priceline’s executive officers and directors is contained in Priceline’s definitive proxy statement filed with the SEC on April 24, 2012. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Priceline’s website at www.priceline.com and clicking on the “Investor Relations” link and then clicking on the “Financial Information” link.

Additional Information and Where to Find It

This press release relates to a proposed transaction between KAYAK and Priceline, which will become the subject of a registration statement and joint proxy statement/prospectus forming a part thereof to be filed with the SEC by Priceline. This press release is not a substitute for the registration statement and joint proxy statement/prospectus that Priceline will file with the SEC or any other documents that KAYAK or Priceline may file with the SEC or send to stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

Investors and security holders will be able to obtain free copies of the registration statement, joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by KAYAK or Priceline through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus from KAYAK by contacting KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854, Attn: Corporate Secretary or by calling (203) 899-3100.

Use of Non-GAAP Financial Measures

We exclude the following items from one or more of our non-GAAP measures:

Stock-based compensation. We exclude stock-based compensation because it is non-cash in nature and because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. Due to varying available valuation methodologies, subjective assumptions and the variety of award types we can use under FASB ASC Topic 718, our management believes that providing non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to competitors’ operating results.

Amortization and impairment of acquired intangible assets and amortization and depreciation of tangible assets. We exclude (i) amortization and impairment of acquired intangible assets and (ii) amortization and depreciation of tangible assets because they are non-cash in nature and because we believe that the non-GAAP financial measures excluding these items provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding these items from various non-GAAP measures facilitates internal comparisons to historical operating results and comparisons to competitors’ operating results.

Income tax effect of non-GAAP adjustments. We adjust non-GAAP net income by including the income tax effects of excluding stock-based compensation and the amortization and impairment of acquired intangible assets. We believe that the inclusion of the income tax effect provides additional transparency to the overall or “after tax” effects of excluding these items from non-GAAP net income.

Dilutive shares under the treasury stock method. For the nine months ended September 30, 2011, we excluded certain potential common shares from our GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, we have included the impact of these shares in the calculation of our non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Schedule of Non-GAAP Reconciliations” and “Adjusted Net Income and Diluted Earnings Per Share (Non-GAAP)” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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Contacts:

Investor Relations:

Denise Garcia

203-682-8335

IR@kayak.com

Media Relations:

Jessica Casano-Antonellis

prcontact@kayak.com

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$78,604	$61,160	$228,880	$170,587

Cost of revenues (excludes depreciation and amortization)	4,908	4,151	14,900	13,780

Selling, general and administrative expenses:
Marketing	40,042	28,935	120,700	87,417
Personnel, includes stock-based compensation of $3,450 and $3,121 for three months ended September 30, 2012 and 2011 respectively and $9,117 and $9,312 for the nine months ended September 30, 2012 and 2011 respectively	12,393	10,286	35,612	30,125
Other general and administrative expenses, includes stock-based compensation of $662 and $0 for three months ended September 30, 2012 and 2011 respectively and $835 and $0 for the nine months ended September 30, 2012 and 2011 respectively	4,256	3,196	12,703	11,577

Total selling, general and administrative expenses (excludes depreciation and amortization)	56,691	42,417	169,015	129,119

Depreciation and amortization	2,078	1,935	6,178	6,337
Impairment of intangible assets	—	—	—	14,980

Income from operations	14,927	12,657	38,787	6,371
Other income (expense)
Interest income	66	23	134	68
Other income (expense)	(831)	(449)	(1,640)	468

Total other income (expense)	(765)	(426)	(1,506)	536

Income before taxes	14,162	12,231	37,281	6,907
Income tax expense	6,208	5,263	17,894	3,077

Net income	7,954	6,968	19,387	3,830

Redeemable convertible preferred stock dividends	(772)	(2,937)	(6,644)	(8,809)
Deemed dividend resulting from modification of redeemable convertible preferred stock	—	—	(2,929)	—

Net income (loss) attributed to common stockholders	$7,182	$4,031	$9,814	$(4,979)

Net income (loss) per common share
Basic	$0.24	$0.55	$0.67	$(0.67)
Diluted	$0.19	$0.18	$0.48	$(0.67)

Weighted average common shares
Basic	29,962,706	7,336,438	14,739,047	7,412,882
Diluted	42,746,507	37,669,803	40,289,192	7,412,882

KAYAK Software Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$170,140	$35,127
Marketable securities	8,226	11,198
Accounts receivable, net of allowance for doubtful accounts	51,771	37,332
Deferred tax asset	2,212	2,212
Prepaid expenses and other current assets	5,387	5,425

Total current assets	237,736	91,294
Property and equipment, net	5,377	5,474
Intangible assets, net	13,446	17,684
Goodwill	155,572	155,677
Deferred tax asset	9,345	7,488
Other assets	1,323	331

Total assets	$422,799	$277,948

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$17,833	$9,514
Accrued expenses and other current liabilities	21,160	16,220

Total current liabilities	38,993	25,734
Warrant liability	542	1,150
Deferred tax liability	3,286	4,202
Other long-term liabilities	2,545	1,092

Total liabilities	45,366	32,178

Redeemable convertible preferred stock	—	247,494
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred Stock	—	—
Common Stock	—	7
Class A common stock: 4,587,563 shares issued and outstanding as of September 30, 2012	5	—
Class B common stock: 33,949,749 shares issued and outstanding as of September 30, 2012	34	—
Additional paid-in capital	366,442	3,296
Cumulative translation adjustment	(1,456)	(977)
Accumulated earnings (deficit)	12,408	(4,050)

Total stockholders’ equity (deficit)	377,433	(1,724)

Total liabilities and stockholders’ equity (deficit)	$422,799	$277,948

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income (loss)	$19,387	$3,830
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	6,178	6,337
Stock-based compensation expense	9,952	9,312
Excess tax benefits from exercise of stock options	(154)	(579)
Deferred taxes	(2,740)	(10,407)
Mark to market adjustments	923	(468)
Impairment of intangible assets	—	14,980
Other	—	122
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(14,509)	(9,147)
Prepaid expenses and other current assets	(1,967)	(8,089)
Accounts payable	8,330	4,345
Accrued liabilities and other liabilities	6,280	16,779

Net cash from operating activities	31,680	27,015

Cash flows from investing activities
Capital expenditures	(1,957)	(2,693)
Proceeds from sale of property and equipment	—	42
Purchase of marketable securities	(8,472)	(21,289)
Maturities of marketable securities	11,266	10,907
Exercise of put options	—	(13,221)
Cash paid for business combinations, net of cash acquired	—	(9,160)

Net cash from investing activities	837	(35,414)

Cash flows from financing activities
Proceeds from exercise of stock options	892	1,546
Proceeds from initial public offering, net of offering expenses	95,705	(1,234)
Tax benefits realized from exercise of stock options	154	579
Private placement Class A common stock issuances	6,024	—

Net cash from financing activities	102,775	891

Effect of exchange rate changes on cash and cash equivalents	(279)	96
Increase (decrease) in cash and cash equivalents	135,013	(7,412)
Cash and cash equivalents, beginning of period	35,127	34,966

Cash and cash equivalents, end of period	$170,140	$27,554

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$—	$—
Income taxes	$16,875	$8,319

Key Operating Metrics

(Unaudited, in thousands, except RPM)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Estimated Mobile Queries	56,234	30,145	150,373	77,185
Estimated Website Queries	246,140	200,683	751,030	588,952

Total Queries	302,374	230,828	901,403	666,137

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Estimated Mobile RPM	$62	$38	$52	$37
Estimated Website RPM	$305	$299	$294	$285
Total RPM	$260	$265	$254	$256

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Income from operations	$14,927	$12,657	$38,787	$6,371
Other income (expense), net	(831)	(449)	(1,640)	468
Depreciation and amortization	2,078	1,935	6,178	6,337
Impairment of intangible assets	—	—	—	14,980

EBITDA	16,174	14,143	43,325	28,156
Stock-based compensation	4,112	3,121	9,952	9,312
Other (income) expense, net	831	449	1,640	(468)

Adjusted EBITDA	$21,117	$17,713	$54,917	$37,000

Non-GAAP Net Income and Diluted Earnings Per Share

(Unaudited, in thousands except Basic and Diluted Weighted Average Common Shares and Earnings Per Share)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
GAAP Net income	7,954	6,968	19,387	3,830
Amortization of intangibles	1,388	1,472	4,203	5,006
Impairment of intangibles	—	—	—	14,980
Stock-based compensation	4,112	3,121	9,952	9,312
Tax impact	(2,167)	(1,951)	(5,441)	(12,776)

Non-GAAP Net income	11,287	9,610	28,101	20,352

Diluted weighted average common shares	42,746,507	37,669,803	40,289,192	37,229,282

Non-GAAP Diluted EPS	$0.26	$0.26	$0.70	$0.55

We recently revised our methodology for counting mobile queries to remove repetitive searches conducted during the same user session. By removing repetitive searches, our methodology is now consistent for both website queries and mobile. As a result, the number of reported mobile queries is lower, and the corresponding revenue per thousand queries (RPM) is higher for mobile. The table below presents the revised estimates for historical mobile queries and RPMs based on our revised methodology. These revised estimates will also be reflected in our future periodic reports, including our Form 10-Q for the quarter ending September 30, 2012.

Queries and RPM

(Unaudited, in thousands, except RPM)

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Estimated Mobile Queries	21,849	25,190	30,145	32,110	45,030	49,108	56,234
Estimated Website Queries	188,813	199,456	200,683	182,663	257,954	246,936	246,140

Total Queries	210,662	224,646	230,828	214,773	302,984	296,044	302,374

Estimated Mobile RPM	$35	$38	$38	$32	$38	$54	$62
Estimated Website RPM	$275	$280	$299	$290	$278	$301	$305
Total RPM	$250	$253	$265	$251	$242	$260	$260